Exhibit 21.1
SUBSIDIARIES OF EVERI HOLDINGS INC.

Name	Jurisdiction of Incorporation or Organization
Everi Payments Inc.	Delaware
Everi Payments (Canada) Inc.	Ontario, Canada
Global Cash Access (Panama), Inc.	Panama
Game Financial Caribbean N.V.	Netherlands, Antilles
Global Cash Access (Belize) Ltd	Belize
Central Credit, LLC	Delaware
Global Cash Access (BVI) Inc.	British Virgin Islands
Arriva Card, Inc.	Delaware
Global Cash Access Switzerland, AG	Switzerland
Global Cash Access (HK) Limited	Hong Kong
GCA (Macau) S.A.	Macau SAR
Global Cash Access (UK) Limited	United Kingdom
Everi India Private Limited	India
EVERI MTL, LLC	Delaware
Everi Games Holding Inc.	Texas
Everi Games Inc.	Delaware
Everi Interactive LLC	Delaware
Everi Games (Canada) Inc.	British Columbia
MegaBingo International, LLC	Delaware
Multimedia Games de Mexico S. de R.L de C.V.	Mexico
Multimedia Games de Mexico 1 S. de R.L. de C.V.	Mexico
Servicios de Wild Basin S. de R.L. de C.V.	Mexico
Everi Australia Holdings Pty Ltd	Australia
Everi Technology Pty Ltd	Australia
Global Payment Technologies Australia Pty Ltd	Australia
A.C.N. 121 187 068 Pty Ltd	Australia
eCash Holdings Pty Ltd	Australia
eCash ATM Pty Limited	Australia
eCash Games Pty Limited	Australia
eCash Gaming Pty Limited	Australia
eCash NZ Limited	New Zealand
eCash Pospoint Pty Limited	Australia
eCash Pty Limited	Australia
Intuicode Gaming Corporation	Florida
Ember Sub LLC	Delaware